Exhibit 4.3

WARRANT AGREEMENT

NeuroMetrix, Inc.

and

American Stock Transfer & Trust Company, LLC, as Warrant Agent

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2015, is by and between NeuroMetrix, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of common stock of the Company, par value $0.0001 per share (“Common Stock”) and [up to] [•] warrants to public investors in the Offering, each such warrant evidencing the right of the holder, thereof to purchase one share of Common Stock of the Company for $[•] per share, subject to adjustment as described herein (the “Warrants”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, as amended, on Form S-1, No. 333-188133 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Common Stock and the Warrants to be sold in the Offering and the shares of Common Stock underlying the Warrants (the “Warrant Shares”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants (each a “Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

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2.	Warrants.

2.1.	Form of Warrant. Each Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein. Each Warrant shall be signed by, or bear the facsimile signature of, the President, Chief Executive Officer, Chief Financial Officer, Secretary or other authorized officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.	Effect of Countersignature. Unless and until countersigned by, or issued bearing the facsimile signature of, the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.	Registration.

2.3.1.	Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2.	Registered Holder. Prior to due presentment to the Warrant Agent for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.	Terms and Exercise of Warrants.

3.1.	Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $[•] per share, subject to the adjustments provided herein. The term “Exercise Price” as used in this Warrant Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2.	Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date of issuance thereof and ending on April [•], 2020 (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.

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3.3.	Exercise of Warrants.

3.3.1.	Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant countersigned by the Warrant Agent may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the City of New York in the State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Exercise Price*** for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant. The aggregate Exercise Price shall be paid (a) in lawful money of the United States, by wire transfer, in good certified check or good bank draft payable to the order of the Warrant Agent or (b) by Cashless Exercise (as defined below) in accordance with Section 3.2.2 hereof. Upon delivery of an exercise notice, the Holders shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which a Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be).

***Checks should be payable to American Stock Transfer. Originals need to be mailed to American Stock Transfer, Attention: [Adrian Diaz]. Wired funds for exercise should be wired to:

[•]

ABA # [•]

ACCT # [•]

ACCT NAME: AMERICAN STOCK TRANSFER & TRUST CO

AS AGENT FOR WARRANTS

ATTN: [•]

3.3.2.	Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if an effective registration statement covering the issuance of the Warrant Shares is not available, the Registered Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, and elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to formula below (a “Cashless Exercise”). In that case, the Registered Holder shall deliver to the Company a duly executed facsimile copy of the Notice of Exercise form annexed hereto (the “Exercise Notice”). In no event shall the Company be required to (i) net cash settle the Warrant exercise or (ii) issue, upon a Cashless Exercise pursuant to this Section 3.3.2, more shares of Common Stock than it then has authorized under its certificate of incorporation, as amended and/or restated from time to time. In case of a Cashless Exercise, the following formula applies:

Net Number =	(A × B) – (A × C)
B

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For purposes of the foregoing formula:

A	=	the total number of shares with respect to which this Warrant is then being exercised.

B	=	the arithmetic average of the Closing Sale Prices (as defined below) of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C	=	the Exercise Price then in effect for the applicable shares of Common Stock at the time of such exercise.

The term “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the NASDAQ Capital Market, as reported by Bloomberg, or, if the Nasdaq Capital Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the NASDAQ Capital Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. If the Company and the Registered Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 8.3 hereof. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Registered Holder is not an affiliate of the Company, the shares of Common Stock issued in a Cashless Exercise shall be deemed to have been acquired by the Registered Holder, and the holding period for the shares of Common Stock shall be deemed to have commenced, on the date this Warrant was originally issued.

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3.3.3.	Issuance of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates or, if in uncertificated form, evidence of electronic ownership in book-entry form, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the cash exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless (1) a registration statement under the Securities Act with respect to the Warrant Shares is then effective and a prospectus relating thereto is current or (2) the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the federal securities laws and the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.5 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Common Stock. In no event will the Company be required to net cash settle the Warrant. If, by reason of any exercise of warrants, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall either (i) round up to the nearest whole number, the number of shares to be issued to such holder or (ii) pay such holder cash for such fractional share in the Company’s sole discretion. In the event of a cash exercise, the Company hereby instructs the Transfer Agent to record cost basis for newly issued shares as the Exercise Price paid for the share(s).

3.3.4.	Valid Issuance. All Common Stock issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

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3.4.	Beneficial Ownership Limitation on Exercises. The Company shall not affect the exercise of any portion of a Warrant, and the Registered Holder of such Warrant shall not have the right to exercise any portion of such Warrant, to the extent that after giving effect to such exercise, the Registered Holder (together with the Registered Holder’s affiliates, and any persons acting as a group together with the Holder or any Registered Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such exercise, provided, however, that the foregoing limitation on exercise shall not apply to any Registered Holder who, together with such Registered Holder’s affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, owns in excess of the Maximum Percentage immediately prior to the closing of the Offering. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Registered Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of the Warrant beneficially owned by the Registered Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Registered Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Registered Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that the limitation contained in this Section 3.4 applies, the Registered Holder’s submission of an Election to Purchase shall be deemed to be the Registered Holder’s determination of whether a Warrant is exercisable (in relation to any other securities owned by the Registered Holder together with any affiliates) and of which portion of a Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the Warrants, in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Registered Holder, the Company shall within three (3) trading days confirm to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Warrant, by the Registered Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.	Adjustments.

4.1.	Stock Dividends.

4.1.1.	Split-Ups. If after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock and the Exercise Price shall be proportionally decreased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

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4.1.2.	Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 4.1.1 or 4.2 (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Company shall reserve and put aside the maximum Distribution amount the Holder would have been entitled to receive if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution. Upon exercise of this Warrant, in whole or in part, the Company shall, contemporaneously with the delivery of the Warrant Shares, distribute to the Holder a pro rata portion of such Distribution based on the portion of the Warrant that has been exercised (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution at such time and to such extent (or the beneficial ownership of any such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

4.2.	Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.5 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock and the Exercise Price shall be proportionally increased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

4.3.	Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 4, any calculation of the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall not include treasury shares, if any. Notwithstanding anything to the contrary in this Section 4, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. In any case in which this Section 4 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if the Registered Holder exercises a Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that in such case the Company or the Warrant Agent shall deliver to the Registered Holder a due bill or other appropriate instrument evidencing the Registered Holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

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4.4.	Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon occurrence of any event specified in Sections 4.1 or 4.2, the Company shall give written notice of the occurrence of such event to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.5.	No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round to the nearest whole number, the number of the shares of Common Stock to be issued to such holder.

4.6.	Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.7.	Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.	Transfer and Exchange of Warrants.

5.1.	Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

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5.2.	Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

5.3.	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a warrant.

5.4.	Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5.

6.	Other Provisions Relating to Rights of Holders of Warrants.

6.1.	No Rights as Stockholder. Except as otherwise set forth herein, a Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2.	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity bond or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3.	Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the full cash exercise (pursuant to Section 3.3.1 of this Agreement) of all outstanding Warrants issued pursuant to this Agreement.

6.4.	Registration of Common Stock. The Company registered the Warrants and the Warrant Shares in the Registration Statement. The Company will use its reasonable best efforts to maintain the effectiveness of such Registration Statement and the current status of the Prospectus or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Warrants and the Warrant Shares at any time that the Warrants are exercisable. In addition, the Company agrees to use its reasonable best efforts to register the Warrants and Warrant Shares under the blue sky laws of the states of residence of the Registered Holders to the extent an exemption from such registration is not available. In no event shall the Company be required to net cash settle the Warrant exercise or pay any liquidated damages or any penalty for failure to deliver shares of Common Stock pursuant to this Agreement.

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7.	Concerning the Warrant Agent and Other Matters.

7.1.	Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of the Warrant Shares, but neither the Company nor the Warrant Agent shall be obligated to pay any transfer taxes in respect of the Warrants or Warrant Shares. The Warrant Agent shall not register any transfer or issue or deliver any Warrants or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax, if any, has been paid.

7.2.	Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1.	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing in the State of New York and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2.	Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

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7.2.3.	Merger or Consolidation of Warrant Agent. Any company into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3.	Fees and Expenses of Warrant Agent.

7.3.1.	Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and any transfer agent fees which are in addition thereto and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2.	Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4.	Liability of Warrant Agent.

7.4.1.	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2.	Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.4.3.	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible for making any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

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7.5.	Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Warrant Shares.

8.	Miscellaneous Provisions.

8.1.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2.	Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given (i) when so delivered if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

NeuroMetrix, Inc.

1000 Winter Street

Waltham, Massachusetts

Attn: Shai Gozani

By Email (which constitutes notice): shai_gozani@neurometrix.com with copies to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention: Megan N. Gates

By Email: mngates@mintz.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given (i) upon receipt if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

Attention: Corporate Actions

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No fax number available.

By Email (which constitutes notice): [•]

8.3.	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.4.	Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5.	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City of New York and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6.	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.7.	Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8.	Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent of the Company and the Registered Holders holding Warrants to purchase at least 65% of the shares of Common Stock underlying the then outstanding Warrants. No consideration shall be offered by the Company to any Registered Holder in connection with a modification, amendment or waiver of this Warrant Agreement or any Warrant without also offering the same consideration to all Registered Holders.

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8.9.	Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.10.	Survival. The provisions of Section 8 shall survive any termination of this Agreement and the resignation, removal or replacement of the Warrant Agent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NeuroMetrix, Inc.

By:
	Name:	Thomas Higgins
	Title:	Chief Financial Officer

American Stock Transfer & Trust Company, LLC, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

NEUROMETRIX, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that _________________, or its registered assigns, is the registered holder of warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares of Common Stock, par value $0.0001 per share (“Common Stock”), of NeuroMetrix, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement (as defined on the reverse hereof).

Each Warrant is initially exercisable for [___] fully paid and non-assessable share of Common Stock. The number of the shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $ [•] per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

 IN WITNESS WHEREOF, the parties hereto have caused this Warrant Certificate to be duly executed as of the date first above written.

NeuroMetrix, Inc.

By:
	Name:	Thomas Higgins
	Title:	Chief Financial Officer

American Stock Transfer & Trust Company, LLC, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of April [•], 2015 (the “Warrant Agreement”), duly executed and delivered by the Company to American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in Section 3.3 of the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the office of the Warrant Agent designated for such purpose. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of NeuroMetrix, Inc. (the “Company”) in the amount of $________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of ________, whose address is and that such shares be delivered to whose address is ________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of , whose address is , and that such Warrant Certificate be delivered to , whose address is .

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 3.3.2 of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 3.3.2 of the Warrant Agreement.

a “Cash Exercise” with respect to Warrant Shares; and/or

a “Cashless Exercise” with respect to Warrant Shares, resulting in a delivery obligation by the Company to the Holder of shares of Common Stock representing the applicable Net Number, subject to adjustment.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ________, whose address is ________, and that such Warrant Certificate be delivered to , whose address is .

Date: ____________________, 20___	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).